As filed with the Securities and Exchange Commission on January 25, 1995
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  AMENDMENT #1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                               LAMCOR INCORPORATED
             (Exact name of registrant as specified in its charter)


           Minnesota                                      41-1478017
   (State or other jurisdiction               (IRS Employer Identification No.)
  of Incorporation or Organization)


               Highway 169 North, P.O. Box 70, Le Sueur, MN 56058
               (Address of principal executive office) (Zip Code)

                  Registrant's telephone number: (612) 332-1997


                                    Copy to:
                                 Charles Clayton
                                  527 Marquette
                          Minneapolis, Minnesota 55402
                                 (612) 338-3738

         Approximate date of commencement of proposed sale to the public. From time to time after the effective date of the Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check ____

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check ____


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check. ____

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
Title of shares to be registered       Amount to     Proposed       Proposed     Amount of
                                    be Registered     Maximum        Maximum     Registration
                                                     Offering       Aggregate    Fee
                                                    Price Per     Offering Price
                                                     Share(1)     (1)
---------------------------------------------------------------------------------------------
Common stock                             350,000      $2.75          $962,500      $331.89
Total                                                                              $331.89
---------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based upon the average of the high and low sales prices of the Company's Common Stock in the over-the-counter market on January 23, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.




                                                                      PROSPECTUS

                                 350,000 Shares


                               LAMCOR INCORPORATED


               The 350,000 shares of Lamcor Incorporated, a Minnesota corporation (Lamcor or the Company) will be offered for sale to the existing shareholders of the Company on the basis of one share for each four shares owned by the shareholder. The price of each share is $2.75.

               The common stock of the Company is traded over-the-counter, and on January 23, 1996 the last reported quote was bid $3.25, asked $2.75 per share.

               The shareholders, or their transferees, from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer, will be set forth in an accompanying Prospectus Supplement. See Plan of Distribution.

               The shareholders and any agents or broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the Securities
Act), and, in such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is January 25, 1996


                              AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with the Act files reports, and other information with the Securities and Exchange Commission (the Commission). Such reports, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and the Commission's Regional offices at 75 Park Place, 14th Floor, New York, New York 100007; 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036 and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from such facilities and the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates.

               This Prospectus, which constitutes part of a registration statement filed by the Company with the Commission under the Securities Act of 1933 omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered. Statements contained concerning the provisions of documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents previously filed with the Commission by the Company are incorporated by reference into this Prospectus:

                  (1) The Company's annual report on Form 10-K for the fiscal year ended September 30, 1995;


                  (2) The Company's quarterly report on Form 10-Q for the quarter ended December 31, 1995.


               The Company will provide, without charge, to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies or such documents should be directed to the Company, Highway 169 North, P.O. Box 70, Le Sueur, Minnesota 56058.


                                   THE COMPANY

               There are two basic processes that take place in the plant of the company. First the roll of plastic film is laminated with another roll of film to give it strength. The other is to apply a heat seal coating to the basic material to act as a sealant, and is called a coated roll. This resulting roll is either used in the next process, or sold to others as is. The laminated rolls are sold to the meat industry, to other food packagers, and as a generic product. The coated rolls are sold to snack food makers, to specialty food manufacturers, and as a generic product. The product sales mix is about 10% laminated rolls, 20% coated rolls, and 70% pouches, and are sold to wide variety of customers. The company has been able in the past to keep the employees employed full time as a result, since it can sell this basic laminated roll to any number of customers.

               The other process takes the laminated roll of plastic film, folds it over, and makes a pouch, or bag. This machine seals the pouch on three sides, cuts it to the desired length, and is able to make the folded over roll wide enough to make two pouches at the same time. These are sold in standard sizes, and some to customers specifications, and may be up to 35 inches wide.

               The pouch that comes from this process is then used for packaging products. The customer takes the pouch, inserts the product, removes the air from the pouch, and seals the fourth side. This removal of air causes the plastic pouch to collapse around the product and the result is the package found in most stores. Some processors do this by machine, but most pack the product in the pouch by hand. The FDA has set standards for this type of plastic film pouch for food products. The company meets these standards. The FDA standards are met by the suppliers of the basic material; the company relies on these written representations and its own testing to ensure that the FDA standards are met. The pouches made by the Company are also used for medical products, and, in one instance, as a bag for blankets.

               The company has machinery that will enable it to custom make pouches for various customers in different thicknesses and sizes.


                                 USE OF PROCEEDS

               The net proceeds to the Company from the sale of the shares offered, provided that all of them are sold, will be $955,161. The proceeds will be used to purchase a printer and to expand the plant of the Company. The funds will be used as follows:

Purchase printer                        $850,000
Expand plant                            $105,161
                                        --------

Total                                   $955,161

               The Company intends to purchase a 6 color printing press, central impression variety, to print the bags that it makes. This will enable the Company to be able to sell completed bags to its customers, and will allow it complete the printing at a lower cost.


                              PLAN OF DISTRIBUTION

               The Company is offering to sell to its shareholders one share for each four shares owned by the shareholder. Each shareholder will be sent a letter explaining the plan, and will have 14 days to advise the Company if he desires to purchase the shares, and will be given the option to purchase more shares in the event that there are shares not sold. In the event that he does not desire to purchase the shares the shares will be offered to shareholders that have indicated a desire to purchase more shares. The shares will not be sold in an underwritten public offering, and no commissions will be paid.


                                    DILUTION

               As of September 30, 1995, the net tangible book value per common share was $1.35. "Net Tangible book value" per common share represents the amount of tangible assets of the Company reduced by the amount of its total liabilities divided by the number of common shares outstanding. After giving effect to the issuance and sale by the Company of 350,000 shares, the pro forma net tangible book value at September 30, 1995 would have been $1.63 per share. The result is an immediate dilution to investors of $1.12 per share. Dilution per share represents the difference between the price per share paid by investors and the pro forma net tangible book value at September 30, 1995.

               The following table illustrates this per share dilution as of September 30, 1995:

Offering price per share                                  $2.75
    Net tangible book value before offering               $1.35
    Adjusted net tangible book value after offering       $1.63
Dilution to investors                                     $1.12


                            DESCRIPTION OF SECURITIES

               The company has authorized 10,000,000 shares of stock, no par value. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

               Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.


                                  LEGAL MATTERS

               The legality of the shares will be passed upon for the Company by Charles Clayton, Minneapolis, Minnesota.


                                     EXPERTS

               The financial statements of Lamcor Incorporated appearing in the Company's Annual Report (Form 10-K) for the year ended September 30, 1995 have been audited by House, Nezerka & Froelich, P.A., independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.